Exhibit 10.25

EXECUTION VERSION

February 3, 2020

VIA E-MAIL

Christopher D. Young

Dear Mr. Young:

As we have discussed, your employment with McAfee, LLC (the “Company”) and its affiliates has terminated, effective as of February 3, 2020 (the “Separation Date”). The purpose of this letter (this “Agreement”) is to confirm the terms concerning your separation from employment, as follows:

1. Separation from Employment. You acknowledge and agree that as of the Separation Date, your employment with the Company and its affiliates terminated and you were deemed to resign from any and all (i) officer positions you held with the Company or any of its affiliates (as defined below); (ii) memberships you hold on any boards of directors, boards of managers or other governing boards or bodies of the Company or any of its affiliates; and (iii) memberships you hold on any of the committees of any such boards or bodies.

2. Final Salary. You acknowledge that you have received pay for all work you performed for the Company and its affiliates through the Separation Date and all other amounts required to be paid to you under applicable law.

3. Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder, you will be entitled to receive:

(a) One (1) times the sum of (x) your final base salary ($800,000), plus (y) your target annual bonus ($1,200,000), paid in accordance with the Company’s regular payroll practices in substantially equal payments over the twelve (12)-month period following the Separation Date (the “Severance Period”), beginning on the first payroll date after this Agreement becomes effective (and with the first payment to include all payment that would otherwise have been made prior to such date);

(b) An amount equal to your 2019 annual bonus, calculated and determined by actual Company performance relative to Company performance objectives during the 2019 fiscal year and assuming individual performance goals are met at 100% of target, payable in a lump sum on the date that bonuses are paid to senior executives generally during the 2020 fiscal year;

(c) An amount equal to your target 2020 annual bonus, pro-rated to reflect the number of days you worked during the 2020 fiscal year prior to the Separation Date (i.e., $101,639), payable in a lump sum on the date that bonuses are paid to senior executives generally during the 2021 fiscal year; and

(d) Provided that you timely elect COBRA (as defined below) coverage, a taxable subsidy (the “COBRA Subsidy”) to participate in the Company’s medical, dental and vision plans, in an amount, on an after-tax basis, that is equal to the employer-paid premium-equivalent portion for active employees who elect the same type of coverage (e.g., individual only, individual plus family, etc.) through the earlier of the end of the Severance Period and the time at which you become eligible for group health coverage from another employer, with such subsidies payable by the Company on a monthly basis in substantially equal installments not later than the end of the month to which they relate. You are obligated to notify the Company within seven (7) days of learning that you will become eligible for group health coverage from another employer.

4. Acknowledgement of Full Payment and Withholding.

(a) You acknowledge and agree that the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company and its affiliates, whether for services provided to the Company or its affiliates or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed or will be paid to you.

(b) All payments made by the Company under this Agreement shall be reduced by any tax and other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5. Status of Employee Benefits, Paid Time Off and Expenses.

(a) Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s medical plans under the federal law known as “COBRA”, your active participation in all employee benefit plans of the Company and its affiliates shall end in accordance with the terms of those plans. The vested balance of your account under the McAfee Nonqualified Deferred Compensation Plan will be paid to you in accordance with the terms of such plan. You will not continue to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b) Within four (4) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, shall provide reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

6. Equity.

(a) You acknowledge and agree that as of immediately prior to the Separation Date you held the number of vested and unvested Class A Units of Parent (as defined below) and Management Incentive Units of Parent (“MIUs”), in each case, that are set forth on Exhibit A to this Agreement, that were granted to you under Parent’s 2017 Management Incentive Plan (the “Plan”) and award agreements thereunder (the “Award Agreements”) or that were purchased by you pursuant to those Class A Unit Subscription Agreements, dated June 1, 2017 and September 16, 2017, respectively, between you and Parent (the “Subscription Agreements,” and collectively with the Plan, the Award Agreements, and Parent’s Limited Liability Company Agreement dated as of April 3, 2017, in each case, as amended from time to time, the “Equity Documents”).    Other than the Class A Units and MIUs set forth on Exhibit A, you acknowledge and agree that you do not directly or indirectly hold any equity or equity-based awards in Parent or any of its affiliates. Subject to your execution (and non-revocation) of this Agreement and subject to your meeting in full your obligations hereunder, the 113,750 unvested MIUs that are subject to time-based vesting and that are ordinarily scheduled to vest (without regard to your termination of employment) on or before December 31, 2020 and 227,500 unvested MIUs that are eligible to vest if the TPG Investor receives a TPG Return equal to [                ] times the Investment Amount (as such terms are defined in the applicable Award Agreement) will remain outstanding following the Separation Date and will vest in full on the date that is six (6) months following the Separation Date (or, if earlier, upon a Change in Control (as defined in the Plan)), and all accrued distribution amounts with respect to such unvested MIUs ($1,162,027, plus the distributable share attributable to such MIUs of any distribution made after the date hereof) shall be paid within thirty (30) days following such vesting date. The MIUs that become vested following the Separation Date in accordance with this Section 6(a) shall be referred to herein as the “Accelerated MIUs”. Except as provided in the preceding sentence, all MIUs that were unvested as of the Separation Date were forfeited in accordance with their terms for no consideration due or payable to you as of the Separation Date.

(b) All vested Class A Units and Management Incentive Units of Parent held by you (including the Accelerated MIUs) will remain subject to the terms of the applicable Equity Documents, except as otherwise expressly provided herein. In addition, you agree that the following provisions shall apply in the event of the consummation of the initial public offering of shares of stock of the Company or any present or future affiliate thereof (together with any related reorganization transaction(s), the “IPO” and such publicly-traded company, “Pubco”):

(i) Class A Units and MIUs held by you and your permitted transferees may be converted into shares of Pubco stock on terms determined by the Parent’s Board of Managers or the compensation committee thereof (the “Parent Board”), in its good faith discretion, based on the value of the Class A Units and MIUs they replace as of immediately prior to conversion (and to the extent any MIUs that shall remain outstanding and unvested at such time in accordance with Section 6(a) above, subject to the same vesting terms as applied to such MIUs immediately prior to the conversion);

(ii) any Pubco stock may be subjected to a post-IPO lock-up restriction if requested by the underwriters and may be subject to such other transfer restrictions, which shall not apply for longer than one (1) year, following the consummation of the IPO, as the Parent Board determines in good faith is appropriate to avoid material market disruption, taking into account the size your remaining equity holdings, the public company’s public float and average trading volumes, applicable securities law restrictions and disclosure requirements; and

(iii) in the event you are eligible for benefits under any tax receivable agreement entered in connection with the IPO, the Parent Board may elect to pay you the net present value (as determined in good faith by the Parent Board) of any payments that would otherwise be payable to you under such tax receivable agreement.

(c) You agree to sell, and Parent agrees to purchase, your Accelerated MIUs and your vested Class A Units and MIUs set forth on Exhibit A. As illustrated on Exhibit B hereto, you and Parent agree that Class A Units and MIUs having an aggregate repurchase price of $10 million (less the value of any non-tax distributions made after the date hereof but prior to the repurchase date and after taking into account appropriate adjustments for any tax distributions relative to pro rata ownership made prior to the repurchase date) shall be repurchased by Parent on the sixtieth (60th) day following the Separation Date (the “First Repurchase Date”) and the Accelerated MIUs and the remainder of your Class A Units and other MIUs shall be repurchased on the sixtieth (60th) day after the first anniversary of the Separation Date (the “Second Repurchase Date”). The purchase price for such Accelerated MIUs, Class A Units and other MIUs will be equal to (i) $34.57 per Class A Unit and per MIU for the repurchase made on the First Repurchase Date and (ii) the aggregate fair market value of the Accelerated MIUs, Class A Units and other MIUs repurchased on the Second Repurchase Date, in any case under clause (i) or (ii), (x) taking into account any previous tax distributions relative to pro rata ownership received by you in respect of such Accelerated MIUs, Class A Units and other MIUs that, as of the applicable repurchase date, have not otherwise been appropriately taken into account when calculating prior non-tax distributions and (y) less any non-tax distributions in respect of your units between the date hereof (in the case of the first repurchase) or the date of the applicable valuation (in the case of the second repurchase) and the applicable repurchase date, as determined in good faith by the Parent Board on a basis consistent with other actions relating to its management equity program, provided that you retain your appraisal rights with respect to such valuation(s) pursuant to Section 2.5(e) of the Employment Agreement (as defined below). The purchase price for such Accelerated MIUs, Class A Units and other MIUs shall be paid in cash on the applicable repurchase date specified above, unless payment in cash would violate applicable law or the Parent Board determines in good faith that doing so would reduce available baskets under the Company’s credit agreement (in effect as of the First Repurchase Date, Second Repurchase Date, or any subsequent repurchase date, as applicable) below 50% of their aggregate annual limits (the “Credit Agreement Limitations”), in which case, to the extent a repurchase in cash on the otherwise applicable repurchase date would require a payment in excess of such threshold, the portion of the repurchase price in excess of such threshold shall instead be paid on or within sixty (60) days following on the first possible date(s) that such Credit Agreement Limitation no longer applies. In the event of an IPO prior to any such repurchase, this Section 6(c) shall cease to apply.

7. Continuing Obligations In exchange for the compensation and benefits provided to you under this Agreement to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you acknowledge and agree that the following restrictions on your activities during and after your employment with the Company and/or any of its affiliates (collectively, the “Continuing Obligations”) are reasonable and necessary to protect the legitimate interests of the Company. You agree that the following restrictions on your activities after your employment are necessary to protect the good will, confidential information, trade secrets and other legitimate interests of the Parent and its subsidiaries (together with Parent, and each individually a member of, the “Company Group”):

(a) Non-Competition; Non-Solicitation. You agree that for the twelve (12)-month period following the Separation Date (the “Restricted Period”) you shall not directly or indirectly, with or without consideration, (i) become an employee, director, or independent contractor, stockholder or other owner (other than as (a) a holder of less than 1% of any class of securities of any company (whether public or private) or (b) a holder of a passive equity interest in a private debt or equity investment fund in which you do not have the ability to control or exercise any managerial influence over such fund) of, or a consultant to, or perform any services for, any Person that engages in security solutions related to computers, mobile devices and networks or any other business the Company Group is engaged in, or has made an investment decision to engage in as of the Separation Date (a “Competing Business”); (ii) on behalf of a Competing Business, solicit or engage or attempt to solicit or engage, as applicable, any current customer or supplier of the Company Group, or prospective customer or supplier that the Company Group has expended material resources to engage or procure during the twelve (12)-month period prior to the Separation Date, or to terminate or alter in a manner adverse to the Company Group such current or prospective customer’s or supplier’s relationship with the Company Group; or (iii) hire, solicit or attempt to solicit, as applicable, any Company Group employee, any natural person serving as an independent contractor (or any entity independent contractor controlled by a natural person providing services to the Company Group) (an “Independent Contractor”) or individual who was a Company Group employee or Independent Contractor within the six (6)-month period immediately prior thereto to terminate or otherwise alter his, her or its employment or other service relationship with the Company Group. Notwithstanding the foregoing, nothing in this Agreement shall prevent you from (a) providing services to a venture capital investment fund, as long as you do not serve as a member of the board of directors of, or otherwise directly or indirectly provide services to or for the benefit of, any portfolio company that is engaged, in whole or in part, in a Competing Business or (b) rendering services to a separate business unit of a Person that is engaged in a Competing Business, as long as such business unit is not engaged in and does not provide support to the Competing Business, such Competing Business could reasonably be expected to account for less than 10% of such Person’s annual revenues and you have no participation in the Competing Business. For purposes of this Agreement, “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof. For the sake of clarity, the Company acknowledges and agrees that the terms of that certain Senior Advisor Agreement between you and TPG Global, LLC, dated on or around February 3, 2020 (the “Advisor Agreement”), shall not extend the Restricted Period nor shall they expand, supplement or otherwise amend the scope of the restrictive covenants set forth in this in this Section 7. In the event of a conflict or inconsistency between the terms of this Agreement and the Advisor Agreement, the terms of this Agreement shall be controlling.

(b) Confidential Information. You acknowledge and agree that all information regarding Company Group or the activity of the Company Group that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company Group, including, without limitation, information about the customers, business connections, customer lists, procedures, operations, trade secrets, techniques and other aspects of and information about the business of the Company Group (the “Confidential Information”) is established at great expense and protected as confidential information and provides the Company Group with a substantial competitive advantage in conducting its business. You further acknowledge and agree that by virtue of your employment with the Company Group, you had access to, and were entrusted with Confidential Information, and that the Company Group could suffer great loss and injury if you would disclose this information or use it in a manner not specifically authorized by the Company. Therefore, you agree that following the Separation Date, you will not, directly or indirectly, either individually or as an employee agent, partner, shareholder, owner, trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any Confidential Information, unless and to the extent that any such information becomes generally known to and available for use by the public other than as a result of your own acts or omissions. You shall deliver to the Company at the Separation Date, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or the business of the Company Group which you may then possess or have under your control. In addition, you agree that, notwithstanding the foregoing, to the extent you are compelled to disclose Confidential Information by lawful service of process, subpoena, court order, or otherwise compelled to do by law, you shall, to the extent legally permitted, provide the Company with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to your disclosure of any such information, so that the Company may take such action as it deems to be necessary or appropriate in relation to such subpoena or request and you may not disclose any such information until the Company has had the opportunity to take such action. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires you to provide the Company with notice of the same. You understand that you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

(c) Reasonable Limitation and Severability; Injunctive Relief. You agree that the above restrictions are (i) reasonable given your role with the Company, and are necessary to protect the interests of the Company Group and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 7 is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach could be inadequate and the Company could suffer significant harm and irreparable damages as a result of a breach or threatened breach. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement (other than pursuant to Section 2 and the second sentence of Section 5(a)), cause any vested or unvested MIUs (as well as related distribution holdback amounts) and/or other distributions which you may be entitled to be forfeited, not consummate any agreed equity repurchase, recover any such amounts that were previously paid to you or paid to you in respect of such vested equity (including related distribution holdback amounts) and/or obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.

(d) Other Remedies. Notwithstanding the forgoing or any other agreement or arrangement with the Company Group, if the Parent Board determines in good faith in the course of any governmental or internal investigation, regulatory matter, legal proceeding or similar matter relating to the Company Group, based on information that was not known to the Parent Board or the Company’s General Counsel, each having been generally updated in good faith on internal investigations, as of the date hereof, that you committed any act of material misconduct (or unreasonably failed to act as to a material issue that you had or should have had knowledge of), in either case, in a manner that is, was or is reasonably expected to be materially and demonstrably harmful to the Company Group, or its business (collectively, “Investigation Developments”), the Company may immediately stop making any payments or providing any benefit otherwise required by this Agreement (other than pursuant to Section 2 and the second sentence of Section 5(a)) and cause any vested or unvested MIUs (as well as related distribution holdback amounts) and/or other distributions to which you may be entitled pursuant to MIUs to be forfeited, and will not be required to consummate any agreed equity repurchase and may recover (and if so determined, you must reimburse) any such amounts that were previously paid to you or paid to you in respect of such vested MIUs (including related distribution holdback amounts); provided that the aggregate amount of such forfeitures and recoveries shall be limited to the amount of any losses or other damages suffered or incurred by the Company Group as a result of your actions or inaction, as reasonably determined by the Company in good faith. Further, notwithstanding the foregoing or any other arrangement with the Company Group, if within eighteen (18) months following the Separation Date the Parent Board in good faith determines that the Company Group must prepare an accounting restatement due to the material noncompliance of the Company, as a result of your material misconduct, with applicable financial reporting requirements, you must reimburse the Company for any bonuses or incentive-based or equity-based compensation (including amounts received in respect thereof and profits from the sale of any equity-based compensation), including any bonus or incentive-based or equity-based compensation paid, provided or accelerated pursuant to Sections 3, 5 or 6 of this Agreement or otherwise, you received during the period beginning twelve (12) months prior to the Separation Date and ending fifteen (15) months after the Separation Date; provided that prior to the Parent Board requiring any reimbursement described in this sentence you, along with your legal counsel (should you so elect), will be given a reasonable opportunity to present relevant information to the Parent Board.

8. Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have used your best efforts to return to the Company or to destroy or delete any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company Group (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company Group in your possession or control, provided that you are entitled to keep personal copies of (i) your compensation records, (ii) materials distributed to equityholders generally and (iii) any written agreement to which you are a party. Further, you represent and warrant that you have not otherwise retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company Group. Further, you acknowledge that to the best of your knowledge you have disclosed to the Company all passwords necessary to enable the Company to access all information which you have password-protected on any computer equipment, network or system of the Company or any of its affiliates.

9. Cooperation. At the reasonable request of the Company and subject to your reasonable availability and other business obligations, you agree to cooperate as reasonably necessary with the Company Group for six (6) months following the Separation Date on all matters relating to the winding up of your pending work on behalf of the Company including, but not limited to, any litigation in which the Company Group is involved and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company or Parent. In addition, at all times after the Separation Date, subject to your reasonable availability, taking into account your other reasonable business obligations, you will fully and truthfully cooperate on any governmental or internal investigations, regulatory matters, legal proceedings or similar matters relating to the Company. Notwithstanding anything herein to the contrary, the preceding cooperation covenant shall not apply to any matter that arises out of or relates to a dispute between you and (i) any member(s) of the Company Group; (ii) any and all parent companies, subsidiaries (direct and indirect), affiliates, successor and assigns of the Company Group; and/or (iii) any of the foregoing entities’ directors, officers, employees, agents, attorneys, advisors, insurers, representatives, and benefit plans (including all such plans’ insurers, fiduciaries, administrators, and the like), in each case, only if complying with such cooperation covenant would adversely affect your legal rights in any such dispute in any material respect.

10. Employee Release of Claims.

(a) In exchange for the severance pay, acceleration of vested equity (and related distribution holdbacks) and other benefits provided to you under this Agreement, as well as the repurchase provisions set forth in Section 6(c), to which you would not otherwise be entitled, on your own behalf and on the behalf of your heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through you, hereby release and forever discharge the Company, Parent and their current and past parents, subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them, only to the extent such parties were acting in their official capacities (collectively, the “Released Parties”), from any and all causes of action, rights and claims of any type or description, known or unknown, which you have had in the past, now have, or might now have, through the date of you signing of this Agreement, in any way related to, connected with or arising out of your employment or its termination or the Employment Agreement by and among you, McAfee Employee Holdings, LLC and Foundation Technology Worldwide LLC (“Parent”) dated as of June 1, 2017 (the “Employment Agreement”) or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and/or the fair employment practices statute of the state or states in which you were previously employed by the Company or otherwise had a relationship with the Company or any of its subsidiaries or other affiliates, each as amended from time to time) (collectively, the “Released Claims”). The foregoing release shall not apply to (a) any claim that arises after you sign this Agreement, (b) any rights to indemnification that you may have under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company or its predecessor or affiliate entities may have to indemnify you or hold you harmless, (c) any claim that may not be waived pursuant to applicable law, (d) your rights to severance pay and benefits under this Agreement, (e) your rights following the date hereof with respect to any equity interests you hold in Parent or any of its affiliates as set forth in this Agreement, (f) your right to enforce the terms of this Agreement or (g) your rights to any vested benefits to which you are entitled under the terms of any of the Company’s or its affiliates’ benefit plans, programs, or policies.

In signing this Agreement, to the extent applicable, you expressly waive and relinquish all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which section states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or the released party.

Therefore, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that the general release and waiver of claims set forth in this Section 10(a) is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time you sign it, and that this Agreement contemplates the extinguishment of any and all such Claims.

(b) Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any charge, investigation, proceeding, complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement is intended to limit, restrict or in any other way affect your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

(c) This Agreement, including the general release of claims set forth in Section 10(a), creates legally binding obligations and the Company and its affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of person, and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

11. Company Release of Claims.

(a) The Company hereby and forever releases you from any and all claims, except as set forth below, arising out of or relating to the your employment or other relationship with the Company and the conclusion of that employment or other relationship that the Company may possess against you arising from any omissions, acts, facts, or damages that have occurred up until and including the date of execution of this Agreement. Notwithstanding anything to the contrary herein, this release of claims shall not apply to any claim (a) that arises after the execution of this Agreement, (b) related to your intentional or grossly negligent act or omissions or (c) related to Investigation Developments.

(b) In signing this release of clams, to the extent applicable, the Company expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge (subject to the exceptions noted above), the Company expressly acknowledges that this release of claims is intended to include in its effect, without limitation, all released claims (subject to the exceptions noted above) which the Company does not know or suspect to exist in its favor at the time of execution of this Agreement, and that this release of claims contemplates the extinguishment of such released claims.

12. Miscellaneous.

(a) This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only your and the Company Group’s obligations under the Equity Documents that survive your termination of employment, the provisions of which shall remain in full force and effect in accordance with their terms.

(b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company or its expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c) The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement, and under the Equity Documents.

(d) For purposes of any payment or benefit provided under this Agreement that is conditioned on your meeting your obligations under this Agreement and/or the Equity Documents, as applicable, you will not be considered to be in breach of, or deficient in meeting your obligations under, this Agreement or the Equity Documents, unless the Company has (i) provided you with written notice of such deficiency or breach, and (ii) a reasonable period to cure such deficiency or breach. In the event you fail to cure such deficiency or breach, you will be deemed in breach of, or deficient in meeting your obligations under, this Agreement. Notwithstanding the foregoing, the Company will not be required to provide more than one notice and opportunity to cure with respect to repeated or substantially similar circumstances.

(e) Not later than ten (10) business days following the date that this Agreement becomes effective, the Company shall pay or reimburse you for any and all reasonable attorneys’ fees and related costs paid in connection with the negotiation and execution of this Agreement, up to a maximum amount of $15,000.

(f) All amounts payable under the Agreement are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and will be construed and administered accordingly. The payments made pursuant to this Agreement are also intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and each amount to be paid or benefit to be provided to you pursuant to this Agreement, shall be construed as a separate payment for purposes of Section 409A. Notwithstanding anything herein to the contrary, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A if you are a “specified employee” as defined in Section 409A as of the Separation Date and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months and one (1) day following Separation Date (or the earliest date as is permitted under Section 409A). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit. In no event shall the Company Group have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(g) To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the law of Delaware, without regard to any conflict of law provisions thereof. The parties irrevocably consent to the jurisdiction of, and venue in, the state and federal courts in the State of Delaware, with respect to any matters pertaining to, or arising from, this Agreement. By signing this Agreement, you acknowledge and agrees that you have been individually represented by legal counsel in negotiating the terms of this Agreement (including without limitation as to all restrictive covenants contained herein, the remedies for breaches of such covenants, and the governing law and forum that will apply in the event of any disputes related to such restrictive covenants).

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If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying the Company’s General Counsel in writing of your revocation within that period. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,
MCAFEE, LLC

By:	/s/ Tim Millikin
Name:	Tim Millikin
Title:	Authorized Signatory

FOUNDATION TECHNOLOGY WORLDWIDE LLC

By:	/s/ Tim Millikin
Name:	Tim Millikin
Title:	Member, Board of Managers

Accepted and agreed:

Signature:	/s/ Christopher D. Young
Christopher D. Young

Date:	February 2, 2020